CODE OF ETHICS AND POLICY REGARDING INSIDER TRADING

Purpose and Scope

The Company has a fiduciary duty to place the interests of its Clients ahead of its own. That fiduciary duty further requires that the Company implement and enforce certain minimum standards of conduct that are applicable to all of its employees in order to protect the confidentiality of material, non- public information held by the Company and to govern such employees’ personal securities trading activities. To that end, and in accordance with Section 204A and Rule 204A-1 under the Advisers Act, the Company has adopted this code of ethics (this “Code”) and this policy regarding insider trading (this “Insider Trading Policy,” and collectively with the Code, this “Code of Ethics”). The purpose of this Code of Ethics is to establish guidelines and procedures that are reasonably designed to identify and prevent employees who may have knowledge of the Company’s investments (and investment intentions) from breaching their fiduciary duties to the Company’s Clients, and to address other situations that may pose a real or potential conflict of interest or the appearance of a real or potential conflict of interest.

Each employee to whom this Code of Ethics is applicable must carefully read this Code of Ethics. Each such employee must sign, date, and return the compliance certificate which covers this Code of Ethics

, substantially in the form attached to the Manual as EXHIBIT A, to the Chief Compliance Officer to indicate that they have read and sufficiently understand the policies, procedures and guidelines contained herein. You should keep a copy of this Code of Ethics for your reference.

Definitions

“Access Person” means any Supervised Person, including any officer, director, employee, or principal of the Company who: (i) has access to non-public information regarding any Client’s purchase or sale of Securities (as defined below); or (ii) is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public. For purposes of this Code of Ethics, the term “Access Persons” shall include, in any event, all directors, officers and principals of the Company.

“Beneficial Interest or Control” means any interest by which: (a) an Access Person exercises direct or indirect influence or control over the purchase, sale or other disposition of a Reportable Security, whether through any contract arrangement, understanding, relationship or otherwise; or (b) an Access Person or any member of his or her Immediate Household Family that can directly or indirectly derive a monetary/financial interest from the purchase, sale, disposition or ownership of a Reportable Security.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to registered investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

“Immediate Household Family” means any person related by blood, marriage, domestic partnership (registered or unregistered) or civil union, and living in the same household and includes: any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, “significant other,” partner, sibling, mother-, father-, son-, daughter-, brother or sister-in-law, and any adoptive relationships. Any specific questions on the definition of Immediate Household Family should be immediately discussed with the Chief Compliance Officer (CCO). The CCO, after reviewing all the pertinent facts and circumstances, may determine, if not prohibited by applicable law, that an indirect Beneficial Interest or Control of Securities held by members of the Employee’s Immediate Household Family does not exist or is too remote for purposes of this policy.

“Initial and Annual Securities Holdings Report” means a report substantially in the form attached hereto as EXHIBIT D.

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“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration pursuant to Section 4(a)(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Personal Securities Transactions” means any transaction in which an Access Person acquires or disposes of a Reportable Security in which the Access Person has or gains a Beneficial Interest or Control (See definition of “Beneficial Interest or Control” above, which includes certain family members).

“Pre-Clearance Security” means (a) any Initial Public Offering Security, (b) any Limited Offering Security, (c) any publicly traded stock of Cohen & Company Inc.(formerly Institutional Financial Markets, Inc.), and (d) any Security of a type which has, at any time, been purchased for any Company Client (Managed Account Client and/or Private Fund Client) or which is of a type that may be appropriate to purchase for any Company Client that is within its core investment strategy (this primarily consists of asset backed securities including RMBS, CMBS, ABS, CDOs and other real estate related securities).

“Quarterly Securities Transaction Report” means a report substantially in the form attached hereto as EXHIBIT E.

“Reportable Security” means generally any Security of any kind, including, without limitation, the following: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except that the term “Reportable Security” does not include:

-	Direct obligations of the Government of the United States;

-  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

-	Shares issued by money market funds;

-    Shares issued by open-end funds that are registered as investment companies under the Company Act;

-   ETFs structured as open-end funds (except to the extent that the underlying portfolios of such ETFs could reasonably pose a conflict of interest) (Note: an ETF structured as a unit investment trust is a Reportable Security); and

-   Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A-1(e)(9)). This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts (Note: although not specifically excluded from the definition of Reportable Security, it is presumed the variable insurance products are included within this exception).

“Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire Securities and convertible instruments, as well as commodity

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futures contracts, Securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private offering.

“Trading Request Form” means a request form substantially in the form attached hereto as

EXHIBIT C.

Persons Covered by this Code of Ethics

This Code of Ethics is applicable to all Access Persons.

Statement of General Principles

One of the primary goals of this Code of Ethics is to identify and resolve conflicts of interest to the benefit of the Company’s Clients. Determining whether and to what extent a conflict exists, however, is not always easy to do. Nor is it practicable or possible for the Company to delineate all instances where a conflict of interest may arise. Therefore, in addition to the standards and reporting requirements set forth herein, the Company has adopted certain “bright-line” guidelines for purposes of establishing a context against which the facts and circumstances of a particular transaction (or proposed transaction) should be reviewed. Accordingly, the Company acknowledges the general principles that Access Persons:

(i)	owe a fiduciary duty to all Clients;

(ii)	have a duty at all times to place the interests of all Clients first and foremost;

(iii)              must refrain from taking inappropriate advantage of one’s position with the Company to the detriment of the Client;

(iv)              must conduct their Personal Securities Transactions in a manner that avoids conflicts of interest or the appearance of conflicts of interest, or abuses their position of trust and responsibility;

(v)	must avoid actions or activities that allow (or appear to allow) them or their immediate families to benefit from their position with the Company, at the expense of the Clients, or that bring into question his or her independence or judgment; and

(vi)	must comply with all applicable Federal Securities Laws.

Access Persons are required to conduct all Personal Securities Transactions in full compliance with this Code of Ethics, and should not take any action in connection with Personal Securities Transactions that could cause even the appearance of unfairness or impropriety, relative to the Company’s Clients. Ambiguous situations should be promptly brought to the attention of the Chief Compliance Officer, and should be resolved in favor of the Client’s interests.

Finally, this Code of Ethics requires Access Persons, among other things, to certify their compliance with this Code of Ethics on at least an annual basis.

Personal Securities Transactions and Prohibited Transactions

Approved Transactions Only - Pre-Clearance Securities

Unless otherwise specifically permitted by this Code of Ethics, an Access Person may only effect a Personal Securities Transaction in a Pre-Clearance Security upon the prior approval of the Chief Compliance Officer, as discussed below in the section entitled Procedures for Pre-Approval. If an Access Person purchases an interest in any Limited Offering for which the Company or an affiliate acts as the General Partner or Investment Manager (that is, a Company sponsored private fund), then the signature

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by the Company or such affiliate on the related subscription agreement accepting the Access Person's subscription shall constitute the requisite pre-clearance required under this Policy.

The approval or disapproval by the Chief Compliance Officer shall be maintained in accordance with the Company’s Policy Regarding Recordkeeping.

The Chief Compliance Officer will examine the impact of any proposed Personal Securities Transaction involving Pre-Clearance Securities in light of the provisions of this Code of Ethics and the facts and circumstances surrounding the proposed transaction. In the event that an Access Person effects an unapproved or otherwise prohibited Personal Securities Transaction, such Access Person may be required, at the discretion of the Chief Compliance Officer, to close out his or her position in the Security and to disgorge any profit from the transaction. Such activity may subject the Access Person to additional reprimand, including termination of such Access Person’s employment.

Procedures for Pre-Approval

Generally, the Chief Compliance Officer’s prior written approval is required for each Personal Securities Transaction involving Pre-Clearance Securities. A written Trading Request Form, substantially in the form attached hereto as EXHIBIT C, setting forth the details of the transaction should be used to obtain such approval. The Chief Compliance Officer shall promptly notify the Access Person of approval or denial of clearance for such transaction. Pre-approval must be obtained prior to the execution of the proposed Personal Securities Transaction in Pre-Clearance Securities, and, unless otherwise provided in the written approval thereof, is valid for only 24 hours after such Personal Securities Transaction has been approved. The Chief Compliance Officer will maintain a written record of any proposed Personal Securities Transaction in Pre-Clearance Securities to be effected on behalf or for the benefit of himself or herself, and shall seek approval of such trade from the CFO or the CIO, as the case may require.

Factors Considered in Pre-Approval of Personal Securities Transactions involving Pre-Clearance Securities

Generally, the factors described below will be considered in determining whether to approve a proposed Personal Securities Transaction involving Pre-Clearance Securities. However, if warranted by the nature of the Personal Securities Transaction, the Chief Compliance Officer has the authority to approve a Personal Securities Transaction on any other reasonable basis. A narrative explanation of the rationale may (but is not required to) be included on the Trading Request Form. The factors to generally be considered are:

(i)	whether any Client has a pending “buy” or “sell” order in that Security or has completed a recent purchase or sale of that Security;

(ii)	whether the amount or nature of the Personal Securities Transaction or person effecting the transaction is likely to affect the price of or market for the Security; and

(iii)	whether the Personal Securities Transaction would create the appearance of impropriety, regardless of whether an actual conflict exists.

Prohibitions and Restrictions Applicable to All Access Persons

Prohibition Against Fraud, Deceit and Manipulation

No Access Person shall, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Client or for a Client:

(i)	employ any device, scheme or artifice to defraud any Client or prospective Client;
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(ii)                make any untrue statement of a material fact or omit to disclose to a Client or prospective Client any material fact that, in light of the circumstances under which they are made, could be construed as being misleading;

(iii)              engage in any act, practice or course of business which would operate as a fraud or deceit upon any Client or prospective Client; or

(iv)	engage in any manipulative practice with respect to any Client or prospective Client.

Client Priority

Access Persons must give priority on all investments to the Company’s Clients prior to the execution of transactions for any: (i) personal account of such Access Person or for which such Access Person maintains a Beneficial Interest or Control; (ii) Securities account maintained for any person that is not a Client of the Company in which such Access Person exercises control or provides investment advice; and (iii) proprietary Securities accounts (if any) maintained for the Company or its employees, as applicable. Accordingly, trading for such accounts must be conducted so as not to conflict with the interests of any Client of the Company. Whether a specific transaction or other action falls into this category will vary based on the relevant facts and circumstances of each transaction or other action. However, an inherent conflict of interest exists in each of the following situations, each of which is prohibited by this Code of Ethics:

(i)                  contemporaneously purchasing the same Securities for a Client account and an account of an Access Person without making an equitable allocation of the Securities to the Client first, on the basis of such considerations as available capital and current positions, and then to the account of the Access Person;

(ii)                knowingly purchasing or selling Securities, directly or indirectly, in such a way as to cause an adverse effect on the value of a Client’s account;

(iii)              using knowledge of Securities’ transactions by a Client to profit personally, directly or indirectly, by the market effect of such transactions; and

(iv)              giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client, except to the extent necessary to effectuate such transactions.

Restricted List

Certain transactions involving the Company may require, for business or legal reasons, that Client accounts or accounts of Access Persons not trade in certain Securities for specified time periods. A Security may be designated as “restricted” if: (i) the Company comes into possession of any material, non- public information as it relates to the Security or the issuer of the Security; and (ii) if trading in a Security should be restricted for any other reason. The Company’s “restricted list” (if any) will be maintained by the Chief Compliance Officer. It is the Access Person’s responsibility to determine whether a Security is on the Company’s restricted list prior to the execution of any Personal Securities Transactions.

Policy Regarding Insider Trading

In accordance with Federal Securities Laws, the Company has adopted policies and procedures that are reasonably designed to identify and prevent the misuse of material, non-public information. The Insider Trading Policy applies to all Access Persons, and is attached hereto as APPENDIX I.

Reporting Requirements

Access Persons must comply with the reporting requirements set forth below.

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Initial Securities Holdings Report

Within 10 days of the date an employee of the Company first becomes an Access Person, such Access Person must submit a report to the Chief Compliance Officer listing all Reportable Securities and the names of any broker-dealer, bank or other entity with the account number (as applicable) where the Access Person has a Beneficial Interest or Control or in which any securities can be acquired where the Access Person would have a Beneficial Interest or Control upon such acquisition. Such report shall be kept in accordance with the Policy Regarding Recordkeeping.

Annual Securities Holdings Report

At the request of the Chief Compliance Officer, after the end of each calendar year (or as otherwise determined by the Chief Compliance Officer), each Access Person shall be required to submit a report to the Chief Compliance Officer listing all Reportable Securities and names of any broker-dealer, bank or other entity with the account number (as applicable) where the Access Person has a Beneficial Interest or Control or in which any securities can be acquired where the Access Person would have a Beneficial Interest or Control upon such acquisition, in each case current within 45 calendar days of the date of such Annual Securities Holdings Report. For purposes of clarity, any account that has the ability to acquire a Reportable Security or could be converted to acquire a Reportable Security is a reportable account for purposes of the Annual Securities Holding Report. Notwithstanding any other provision of this Policy, it is the responsibility of the Access Person to promptly notify the Chief Compliance Officer of the establishment or closing of any account, along with the names of any broker dealer, bank or other entity with account numbers (as applicable).

Form of Initial and Annual Securities Holdings Report

Each Initial and Annual Securities Holdings Report required to be delivered by this Code of Ethics, shall be substantially in the form attached hereto as EXHIBIT D.

Quarterly Securities Transaction Reports

The Company, with the approval of the Chief Compliance Officer, permits Access Persons to maintain brokerage accounts at brokers of their choosing; provided, however, that (unless brokerage statements/confirmations are being delivered to the Chief Compliance Officer, as described below) all Access Persons are required to submit to the Chief Compliance Officer, by the 20th day after the end of each calendar quarter, a report listing information about each transaction involving a Reportable Security in which such Access Person had, or as a result of the transaction, acquired, a Beneficial Interest or Control during such calendar quarter. Each Quarterly Securities Transaction Report required to be delivered by this Code of Ethics shall be substantially in the form attached hereto as EXHIBIT E.

If an Access Person had no reportable transactions or did not open any new Securities accounts during the applicable quarter, such Access Person is still required to submit a report for such quarter stating such.

Notwithstanding the above, an Access Person may not (in the discretion of the Chief Compliance Officer) be required to provide the Quarterly Securities Transaction Report to the extent the Access Person is in compliance with the next Section (Brokerage Statements).

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Brokerage Statements

At the request of the Chief Compliance Officer, all Access Persons must have copies of all monthly (or other) statements (relating to Personal Securities Transactions in all accounts in which the Access Person has a Beneficial Interest or Control and/or in which the Access Person has the ability to purchase, in the future, any Reportable Securities in which he/she would have a Beneficial Interest or Control) delivered directly by the financial institution (or in a manner of delivery reasonably determined in the discretion of the Chief Compliance Officer) to the Chief Compliance Officer. Duplicate brokerage account statements sent on a timely basis to the CCO (and containing customary transaction information) will constitute compliance with the Quarterly Securities Transaction Report described immediately above.

Transactions That May Be Excluded from Holding Reports and/or Quarterly Securities Transaction

Reports

Access Persons are not required to report the following on their Initial/Annual Securities Holding Reports and/or Quarterly Securities Transaction Reports (as noted below):

(i)                  purchases or sales effected for any account over which the Access Person has no Beneficial Interest or Control and in which the Access Person does not have the ability to purchase, in the future, any Reportable Securities in which he/she would have a Beneficial Interest or Control;

(ii)                purchases the Access Person has made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocations (e.g., an automatic payroll deduction plan, etc.); and

(iii)              529 College Savings Plans. Reports do not need to be collected (nor records maintained) for employee’s 529 Plan accounts unless the adviser (or a control affiliate) manages, distributes, markets or underwrites the 529 Plan or its underlying investments/strategies, such as a reportable fund (i.e., affiliated fund).

An Access Person may include a statement in his or her initial/annual/quarterly report that the report shall not be construed as an admission that such Access Person has any beneficial ownership in the Reportable Securities included in the report. Except as otherwise provided herein, all Personal Securities Transactions reports and any other information filed under this Code will be treated as confidential, unless such information is required to be disclosed to certain regulatory or other authorities by operation of law (e.g., in response to an SEC request for information).

Enforcement of this Code of Ethics

Chief Compliance Officer’s Duties and Responsibilities

The Chief Compliance Officer shall be primarily responsible for administering and enforcing the provisions of this Code of Ethics. The Chief Compliance Officer shall:

(i)	maintain a current list of all Access Persons;

(ii)	supervise, implement and enforce the terms of this Code of Ethics;

(iii)	(a) provide each Access Person with a current copy of this Code of Ethics and any amendments thereto, (b) notify each person who becomes an Access Person of the reporting
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requirements and other obligations under this Code of Ethics at the time such person becomes an Access Person, and (c) require each Access Person to provide a signed Certificate of Compliance for the Code of Ethics;

(iv)              To the extent an Access Person requests to purchase a Pre-Clearance Security, determine if such Access Person should be permitted to purchase same;

(v)                determine whether any particular Personal Securities Transactions should be exempted pursuant to the provisions this Code of Ethics;

(vi)              maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with this Code of Ethics, which information shall be kept confidential by the Company, except as required to enforce this Code of Ethics, or as required under applicable law;

(vii)            review all Initial and Annual Securities Holdings Reports required to be provided by each Access Person pursuant to this Code of Ethics: (a) for each new Access Person, to determine if any conflict of interest or other violation of this Code of Ethics results from such person becoming an Access Person; and (b) for all Access Persons, to determine whether a violation of this Code of Ethics has occurred;

(viii)           review on a quarterly basis all Reportable Securities reported on the Quarterly Securities Transaction Reports or in any duplicate Brokerage Statements required to be provided by each Access Person pursuant to this Code of Ethics for such calendar quarter to determine whether a Code of Ethics violation may have occurred; and

(ix)	review on at least an annual basis (and update as necessary) this Code of Ethics.

Violations of this Code of Ethics

If the Chief Compliance Officer determines that a violation of this Code of Ethics has occurred, the Chief Compliance Officer shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action. The Chief Compliance Officer shall monitor his own Securities holdings and transactions in accordance with the reporting requirements set forth in this Policy, and shall periodically have either the CFO or CIO, as the case may require, review the CCO's holdings.

If the Chief Compliance Officer finds that an Access Person has violated this Code of Ethics, the Chief Compliance Officer will impose upon such Access Person sanctions that the Chief Compliance Officer deems appropriate in view of the facts and circumstances. Sanctions with respect to any Access Person may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Access Person. In addition, the Company reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Company believes the transaction or position violates this Code of Ethics and/or the Company’s general fiduciary duty to its Clients, or otherwise appears improper.

Recordkeeping

The Company will maintain records (which shall be available for examination by the SEC staff) in accordance with the Company’s Policy Regarding Recordkeeping, and specifically shall maintain:

(i)	a copy of this Code of Ethics and any other preceding code of ethics that, at any time within the past 5 years, has been in effect in an easily accessible place;
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(ii)                a record of any Code of Ethics violations and of any sanctions imposed for a period of not less than 5 years following the end of the fiscal year in which the violation occurred, the first 2 years in an easily accessible place;

(iii)              a copy of each report made by an Access Person under this Code of Ethics for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;

(iv)              a record of all persons who are, or within the past 5 years have been, required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports for a period of at least 5 years after the end of the fiscal year in which the report was submitted, the first 2 years in an easily accessible place; and

(v)                a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of a Pre-Clearance Security, for a period of at least 5 years after the end of the fiscal year in which the approval is granted, the first 2 years in an easily accessible place.

Confidentiality of Company Transactions

Information relating to any Client’s investment activities is strictly confidential and should not be discussed with anyone outside the Company who does not need the information in the course of the Company’s business or should be discussed with the approval of the CCO.